Exhibit 99.1

NYSE: MMP

Date:	July 31, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Quarterly Earnings

Increases 2007 Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit, net income and net income per limited partner unit.

Second-quarter 2007 operating profit was $79.2 million compared to $71.5 million for second quarter 2006, representing an 11% increase. Net income grew to $61.5 million during second quarter 2007 from $57.4 million in the corresponding 2006 period, for a 7% increase.

“Strong demand for our terminals services during the quarter, combined with favorable product margins and higher transportation rates, produced record financial results for Magellan,” said Don Wellendorf, chief executive officer. “Cash flows for the quarter were also increased by contributions from recently-completed expansion projects.”

An analysis of variances by segment comparing second quarter 2007 to second quarter 2006 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $92.9 million, an increase of $9.9 million and a quarterly record for this segment. Transportation revenues increased between periods primarily due to higher transportation rates per barrel shipped resulting from the partnership’s 2006 mid-year tariff increase, partially offset by slightly lower transportation shipments due to temporary reductions in production during 2007 at refineries connected to the partnership’s pipeline system. The current quarter also benefited from higher fees for leased storage and increased demand for the partnership’s terminal, additive and renewable fuels services. Product margin increased during second quarter 2007 due to the higher commodity pricing environment, and operating expenses increased slightly between periods principally due to higher environmental accruals and power costs during the 2007 period, partially offset by more favorable product overages, which reduce operating expenses.

Petroleum products terminals. Terminals operating margin was $20.5 million, an increase of $2.3 million. The current period benefited from increased revenues due to expansion projects at the partnership’s marine terminals, record throughput volumes for its inland terminals and higher additive fees. Operating expenses were higher due to timing of maintenance projects.

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Guidance

Ammonia pipeline system. Ammonia operating margin was a loss of $1.5 million, a decrease of $1.9 million. Although revenues increased between periods due to higher shipments, second quarter 2007 was negatively impacted by increased environmental accruals for a 2004 pipeline release and additional integrity spending.

G&A expense increased primarily due to higher personnel costs and expense timing during the current quarter.

During second quarter 2007, the partnership refinanced debt, originally due in Oct. 2007, with borrowings at a lower interest rate. The early retirement resulted in $3.5 million of refinancing costs in the 2007 period.

Basic and diluted net income per limited partner unit was 66 cents for second quarter 2007 compared to 62 cents for second quarter 2006.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, was $77.2 million during second quarter 2007 compared to $70.8 million during the corresponding 2006 quarter.

Reflecting financial results to date and expectations for the remainder of 2007, management is increasing its 2007 net income per unit guidance to approximately $2.53, with a third-quarter 2007 estimate of 58 cents.

Management remains focused on developing growth opportunities for the partnership and is raising its expansion capital spending estimate to approximately $160 million for 2007, with an additional $90 million of spending needed in 2008 to complete these projects. These estimates include spending expectations for the partnership’s Texas expansion plans that were announced yesterday. The estimates exclude potential spending on acquisitions currently under negotiations or spending on more than $500 million of potential additional expansion projects currently under review.

An analyst call with management regarding second-quarter earnings and 2007 outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0544 and provide code 4958985. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 6. To access the replay, dial (888) 203-1112 and provide code 4958985. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

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Page 3 /3 Magellan Midstream Partners Announces Record Quarterly Earnings; Increases 2007

Guidance

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Transportation and terminals revenues	$138,555	$150,070	$268,746	$293,221
Product sales revenues	172,806	177,902	321,702	326,565
Affiliate management fee revenue	172	183	345	356

Total revenues	311,533	328,155	590,793	620,142
Costs and expenses:
Operating	55,045	60,027	108,430	121,002
Product purchases	154,857	156,588	288,452	290,568
Depreciation and amortization	15,356	15,695	30,557	31,135
Affiliate general and administrative	15,737	17,741	30,764	35,426

Total costs and expenses	240,995	250,051	458,203	478,131
Equity earnings	946	1,106	1,665	1,869

Operating profit	71,484	79,210	134,255	143,880
Interest expense	14,466	15,072	28,757	29,939
Interest income	(601)	(746)	(1,247)	(1,117)
Interest capitalized	(429)	(1,205)	(632)	(2,102)
Debt placement fee amortization	678	1,154	1,355	1,799
Debt prepayment premium	—	1,984	—	1,984
Other expense	—	699	339	699

Income before income taxes	57,370	62,252	105,683	112,678
Provision for income taxes	—	800	—	1,524

Net income	$57,370	$61,452	$105,683	$111,154

Allocation of net income:
Limited partners’ interest	$41,143	$43,790	$77,828	$80,641
General partner’s interest	16,227	17,662	27,855	30,513

Net income	$57,370	$61,452	$105,683	$111,154

Basic net income per limited partner unit	$0.62	$0.66	$1.17	$1.21

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,361	66,549	66,361	66,543

Diluted net income per limited partner unit	$0.62	$0.66	$1.17	$1.21

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,482	66,549	66,482	66,547

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.077	$1.146	$1.053	$1.149
Volume shipped (million barrels)	78.2	76.9	147.4	148.2

Petroleum products terminals:
Marine terminal average storage utilized per month (million barrels)	20.4	21.3	20.5	21.5
Inland terminal throughput (million barrels)	27.2	29.3	52.4	57.5

Ammonia pipeline system:
Volume shipped (thousand tons)	162	186	378	400

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Petroleum products pipeline system:
Transportation and terminals revenues	$107,321	$114,385	$199,174	$221,696
Less: Operating expenses	41,544	42,314	82,573	85,256

Transportation and terminals margin	65,777	72,071	116,601	136,440

Product sales revenues	169,975	174,471	315,439	318,736
Less: Product purchases	153,863	154,933	285,439	286,359

Product margin	16,112	19,538	30,000	32,377
Add: Affiliate management fee revenue	172	183	345	356
Equity earnings	946	1,106	1,665	1,869

Operating margin	$83,007	$92,898	$148,611	$171,042

Petroleum products terminals:
Transportation and terminals revenues	$28,771	$32,014	$63,142	$63,763
Less: Operating expenses	12,244	13,145	23,859	27,106

Transportation and terminals margin	16,527	18,869	39,283	36,657

Product sales revenues	2,831	3,431	6,263	7,829
Less: Product purchases	1,124	1,786	3,270	4,468

Product margin	1,707	1,645	2,993	3,361

Operating margin	$18,234	$20,514	$42,276	$40,018

Ammonia pipeline system:
Transportation and terminals revenues	$3,428	$4,498	$8,149	$9,413
Less: Operating expenses	2,986	5,981	5,233	11,520

Operating margin	$442	$(1,483)	$2,916	$(2,107)

Segment operating margin	$101,683	$111,929	$193,803	$208,953
Add: Allocated corporate depreciation costs	894	717	1,773	1,488

Total operating margin	102,577	112,646	195,576	210,441
Less: Depreciation and amortization	15,356	15,695	30,557	31,135
Affiliate general and administrative	15,737	17,741	30,764	35,426

Total operating profit	$71,484	$79,210	$134,255	$143,880

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net income	$57,370	$61,452	$105,683	$111,154
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	553	1,604	965	1,880
Previously indemnified environmental charges	(542)	622	58	2,872

Total direct charges to general partner	11	2,226	1,023	4,752

Income before direct charges to general partner	57,381	63,678	106,706	115,906
General partner’s share of income(b)	28.30%	31.23%	27.06%	30.43%

General partner’s allocated share of net income before direct charges	16,238	19,888	28,878	35,265
Direct charges to general partner	11	2,226	1,023	4,752

Net income allocated to general partner	$16,227	$17,662	$27,855	$30,513

Net income	$57,370	$61,452	$105,683	$111,154
Less: net income allocated to general partner	16,227	17,662	27,855	30,513

Net income allocated to limited partners	$41,143	$43,790	$77,828	$80,641

(a)	Reimbursable G&A costs for the current quarter include a $1.3 million unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate indirectly owning a portion of the partnership’s general partner. This item does not impact cash available for the partnership to pay cash distributions.
(b)	Under the “two class” method of computing earnings per unit, as prescribed by Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, earnings are allocated to participating securities as if all of the earnings for the period had been distributed. Therefore, for periods when the distributions the partnership pays exceed its net income, the general partner’s percentage share of income is its proportion of cash distributions paid for the period and for periods when net income exceeds the cash distributions paid, the general partner’s percentage share of income is its proportion of theoretical cash distributions that equal net income. For the second quarter of 2006 and 2007, a per unit theoretical cash distribution of $0.612 and $0.658, respectively, would have resulted in total distributions equal to net income for each period. At these distribution levels, the general partner’s share of distributions would have been 28.30% and 31.23% for the second quarter of 2006 and 2007, respectively. The general partner’s share of net income for the six months ended June 30, 2006 and 2007 is based on its share of actual distributions paid for the first quarter of each respective year and the theoretical distributions for the second quarter of each respective year.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net income	$57.4	$61.5	$105.7	$111.2
Add: Depreciation and amortization (1)	16.0	16.8	31.9	32.9
Equity-based incentive compensation	2.3	2.2	3.8	5.9
Direct charges to general partner	—	2.2	1.0	4.7
Asset retirements and impairments	4.2	3.5	4.6	4.4
Less: Maintenance capital (net of indemnified spending)	7.8	8.6	10.7	13.9
Other	1.3	0.4	2.2	1.9

Distributable cash flow (2)	$70.8	$77.2	$134.1	$143.3

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through June 30, 2007, the partnership has either paid or accrued liabilities totaling $82.5 million that are covered by an indemnification settlement for which the partnership has received the full amount of $117.5 million.